Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES PRELIMINARY APPROVAL FOR $2.3M RESEARCH AND DEVELOPMENT GRANT

OMAHA, NE – April 14, 2008 (Market Wire) – On April 9, 2008, Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) received preliminary approval from the Iowa Power Fund for a $2,315,407 grant to fund research and development of algae-based biofuel feedstock production.  The award is subject to negotiation and completion of definitive agreements among Green Plains, GreenFuel Technology Corp. and the State of Iowa.

Green Plains’ proposal was submitted in cooperation with GreenFuel Technology Corp., a Massachusetts-based firm with expertise in algae-based biofuels. The grant will allow Green Plains and GreenFuel Technology to conduct a 195-day test to determine the viability of algae production at Green Plains’ ethanol plant site in Shenandoah, Iowa.  The project is expected to utilize the plant’s carbon dioxide to produce approximately eight kilograms of algal biomass per day.  If the test is successful, the project could be expanded for feasibility and commercialization.

“Algae production compliments ethanol production,” said Wayne Hoovestol, Chief Executive Officer. “The algae project involves recycling heat and water, while mitigating carbon dioxide.  Additionally, there is strong evidence to suggest that Iowa has ideal environmental conditions for commercial algae production.”

Algae offers potential as an alternative feedstock for biodiesel. According to GreenFuel Technology, oil yields from algae are estimated at several thousand gallons per acre, while oil yields from soybeans are approximately 65 gallons per acre. No genetically-modified organisms are involved in the proposed production process.  By-products include feed ingredients and biomass for energy generation.

“GreenFuel Technology has run several projects at major power plants in the United States,” said Cary Bullock, Vice-President of Business Development for GreenFuel Technology. “However, we are especially excited about the Green Plains project because of the natural synergies between the algae and ethanol industries. The Green Plains project provides an opportunity to use an operational ethanol plant to further the body of knowledge of algae-based biofuels.”

“Green Plains thanks the Iowa Power Fund and Office of Energy Independence for their support,” said Hoovestol. “We thank Governor Chet Culver for his visionary leadership in promoting biofuels.  And, we thank the community of Shenandoah, Iowa, for its tireless support of Green Plains.”

About Green Plains Renewable Energy, Inc.

Ethanol is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains, based in Omaha, Nebraska, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains operates a 50 million gallon corn ethanol plant in Shenandoah, Iowa.  A second 50 million gallon corn ethanol plant is under construction in Superior, Iowa.  The Superior plant is scheduled to begin production later this spring. Green Plains has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in the Corn Belt.

About GreenFuel Technology Corp.

Headquartered in Cambridge, Massachusetts, GreenFuel Technology Corp. is a privately-held venture-backed firm. Founded in 2001, GreenFuel recycles carbon dioxide from flue gases to produce biofuels and feed.  Harvesting algae for biofuels enhances domestic fuel production while mitigating carbon dioxide.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com

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